Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

NEWTOWN LANE MARKETING, INCORPORATED,

NEWTOWN MERGER SUB CORP.

and

CYXTERA CYBERSECURITY, INC.

DATED AS OF FEBRUARY 8, 2021

TABLE OF CONTENTS

Article I THE MERGER		2
1.1	The Merger	2
1.2	Effective Time; Closing	2
1.3	Effect of the Merger	2
1.4	Governing Documents	2
1.5	Effect on Securities	3
1.6	Merger Consideration Exchange Procedures	4
1.7	[Intentionally Omitted]	6
1.8	Tax Consequences	6
1.9	Taking of Necessary Action; Further Action	6
1.10	[Intentionally Omitted]	6
1.11	Payment of Expenses	6
1.12	Support Agreements	7
1.13	Convertible Notes	7
1.14	Repayment of Debt	7

Article II REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		8
2.1	Organization and Qualification	8
2.2	Subsidiaries	8
2.3	Capitalization	9
2.4	Authority Relative to this Agreement	10
2.5	No Conflict; Required Filings and Consents	11
2.6	Compliance	11
2.7	Financial Statements	12
2.8	No Undisclosed Liabilities	13
2.9	Absence of Certain Changes or Events	13
2.10	Litigation	13
2.11	Employee Benefit Plans	14
2.12	Labor Matters	16
2.13	Restrictions on Business Activities	17
2.14	Title to Property	17
2.15	Taxes	18
2.16	Environmental Matters	19
2.17	Brokers; Third Party Expenses	19
2.18	Intellectual Property	19
2.19	Agreements, Contracts and Commitments	22
2.20	Insurance	24
2.21	Governmental Actions/Filings	24
2.22	Interested Party Transactions	25
2.23	Board Approval	25
2.24	Company Stockholder Approval	25
2.25	Customers and Suppliers	25
2.26	Information Statement	26
2.27	No Additional Representations and Warranties	26
2.28	Independent Investigation; No Reliance	26

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Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		27
3.1	Organization and Qualification	27
3.2	Subsidiaries	27
3.3	Capitalization	27
3.4	Authority Relative to this Agreement	29
3.5	No Conflict; Required Filings and Consents	29
3.6	Compliance	30
3.7	Parent SEC Reports and Financial Statements	30
3.8	No Undisclosed Liabilities	32
3.9	Absence of Certain Changes or Events	32
3.10	Litigation	32
3.11	Employee Benefit Plans	32
3.12	Labor Matters	32
3.13	Business Activities	33
3.14	Title to Property	33
3.15	Intellectual Property	33
3.16	Taxes	33
3.17	Environmental Matters	34
3.18	Brokers	34
3.19	Agreements, Contracts and Commitments	35
3.20	Insurance	35
3.21	Interested Party Transactions	35
3.22	Board and Stockholder Approval	35
3.23	Information Statement	36
3.24	No Additional Representations and Warranties; Independent Investigation	36
3.25	Independent Investigation; No Reliance	36

Article IV CONDUCT PRIOR TO THE EFFECTIVE TIME		37
4.1	Conduct of Business by the Company, Parent and Merger Sub	37
4.2	Confidentiality; Access to Information	41
4.3	No Solicitation	43
4.4	Certain Financial Information	43
4.5	Access to Financial Information	43
4.6	Commercially Reasonable Efforts	43

Article V ADDITIONAL AGREEMENTS		44
5.1	Information Statement; Special Meeting	44
5.2	Directors and Officers of Parent and the Company After Merger	46
5.3	HSR Act	46
5.4	Public Announcements	47
5.5	Required Information	48
5.6	No Securities Transactions	48
5.7	[Intentionally Omitted]	49
5.8	Disclosure of Certain Matters	49
5.9	Securities Listing	49
5.10	Charter Protections; Directors’ and Officers’ Liability Insurance	49
5.11	Insider Loans	50

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5.12	[Intentionally Omitted]	50
5.13	Employee Benefit Matters	50
5.14	Board of Directors	51
5.15	Lock-Up Agreement	51
5.16	Registration Rights Agreement	51
5.17	Intended Tax Treatment	51
5.18	Incentive Equity Plan / Cash Retention Pool	51
5.19	Convertible Note Documents	52
5.20	[Intentionally Omitted]	52
5.21	Audited Financials	52
5.22	Updated Capitalization Information	52

Article VI CONDITIONS TO THE TRANSACTION		53
6.1	Conditions to Obligations of Each Party to Effect the Merger	53
6.2	Additional Conditions to Obligations of the Company	54
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	55

Article VII TERMINATION		56
7.1	Termination	56
7.2	Notice of Termination; Effect of Termination.	57
7.3	Fees and Expenses	57

Article VIII GENERAL PROVISIONS		58
8.1	Notices	58
8.2	Interpretation	59
8.3	Counterparts; Electronic Delivery	64
8.4	Entire Agreement; Third Party Beneficiaries	64
8.5	Severability	64
8.6	Other Remedies; Specific Performance	64
8.7	Governing Law	65
8.8	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY	65
8.9	Rules of Construction	65
8.10	Assignment	65
8.11	Amendment	65
8.12	Extension; Waiver	66
8.13	Currency	66
8.14	Schedules	66
8.15	Nonsurvival of Representations, Warranties and Covenants	66
8.16	Non-Recourse	66

iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 8, 2021 (the “Agreement Date”), by and among Newtown Lane Marketing, Incorporated, a Delaware corporation (“Parent”), Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Cyxtera Cybersecurity, Inc. (doing business as Appgate), a Delaware corporation (the “Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedules and the Parent Schedules, as defined in the preambles to Articles II and III hereof, respectively). Each of Parent, Merger Sub and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 8.2.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (with the Company being the surviving entity of the Merger (“Surviving Corporation”)) in exchange for the Company’s sole stockholder receiving shares of common stock, par value $0.001 per share, of the Parent (“Parent Common Stock”) as provided by this Agreement (the “Merger”).

B. The boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders, and declared it advisable that each of their respective companies enter into this Agreement and consummate the transactions contemplated herein, including the Merger, and has recommended that their respective stockholders approve and adopt this Agreement and the Merger.

C. Simultaneously with the execution and delivery of this Agreement, as a condition to the Parties entering into this Agreement and as an inducement thereto, the sole stockholder of the Company and the stockholder of Parent identified in Schedule 1.12 (the “Parent Stockholder”) who holds approximately 69.1% of the issued and outstanding Parent Common Stock, are entering into Stockholder Support Agreements (as defined in Section 1.12), pursuant to which such stockholders are agreeing to take specified actions in furtherance of the Merger, including voting their respective shares of stock in the Company or Parent Common Stock, as the case may be, in favor of the approval of the Merger and adoption of this Agreement and any other transactions in furtherance thereof.

D. The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a wholly owned subsidiary of Parent and the existing stockholders of the Company shall be entitled to the Merger Consideration in accordance with the provisions of this Article I.

1.2 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date (defined below), the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 7.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 at a time and date to be specified by the Parties (or pursuant to the electronic or other remote exchange of all executed documents and other deliverables required by this Agreement to be delivered at Closing, including pursuant to Article VI), which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing), or at such other time, date and location as the Parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email .pdf files.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Governing Documents. At the Effective Time,

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub except that the name of the Surviving Corporation shall be that of the Company; and

(b) the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub except that the name of the Surviving Corporation shall be that of the Company.

1.5 Effect on Securities.

(a) Post-Closing Parent Capitalization. Immediately following the Closing, the number of shares of Parent Common Stock outstanding (on a fully diluted as converted basis) shall be as set forth on Schedule 1.5(a) hereto (the “Post Closing Cap Table”). Neither Parent nor Company shall (x) issue or permit or cause any shares of Parent Common Stock or Company Stock, respectively (or any securities convertible into Parent Common Stock or Company Stock, respectively), to be issued on or after the date hereof and on or prior to Closing (except as contemplated by this Agreement or under the terms of warrants, options or other convertible securities outstanding as of the date of this Agreement and set forth in the disclosure schedules of each party as part of this Agreement, provided, that, Parent shall not issue or permit or cause any shares to be issued with respect to the Parent Debt notwithstanding that the Parent Debt is listed on the Parent Schedules nor shall Parent issue or permit or cause any shares to be issued to providers of consultancy services pursuant to existing contractual arrangements except to the extent an equivalent number of shares have been contributed to Parent and cancelled in anticipation thereof (a “Cancellation and Issuance”), which Cancellation and Issuance Parent shall certify at or prior to Closing), (y) permit any shares of Parent Common Stock or Company Stock to be changed into or exchanged for a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, or (z) solely with respect to Parent, permit the conversion of the Parent Debt, in the case of (x), (y) or (z) without the prior written consent of the other party. If either Party consents and any changes pursuant to the immediately preceding sentence occur or if Parent or the Company breaches the immediately preceding sentence, a corresponding adjustment to the Post Closing Cap Table will automatically be made to provide to the holders of the Company Stock, the Parent Common Stock, the holders of the Convertible Notes and the number of shares of the Parent Plan the same economic effect as contemplated by this Agreement prior to such event.

(b) Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the Company’s, Parent’s or Merger Sub’s respective securities:

(i) other than shares cancelled pursuant to Section 1.5(e), each share of Company common stock, par value $0.01 per share (“Company Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (the “Per Share Merger Consideration”) 234,299.84 shares of Parent Common Stock (“Merger Shares”); and

(ii) each share of Merger Sub’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(c) Adjustments to Merger Consideration. The Per Share Merger Consideration issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately and proportionately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the Agreement Date but at or prior to the Effective Time to provide to the holders of the Company Stock and the Parent Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that this Section 1.5(c) shall not be deemed to permit any action otherwise prohibited by Section 4.1.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger and no certificate or scrip for any such fractional shares shall be issued. Each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock any time shares of Parent Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(e) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.6 Merger Consideration Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, the Company and Parent shall appoint a commercial bank, trust company or shareholder service provider to be mutually agreed upon by them, or shall mutually agree to designate either of the Company or Parent, to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration to holders of the Company Stock (together with any cash in respect of any other dividends or distributions that such holders have the right to receive pursuant to Section 1.6(c)). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of holders of the Company Stock, for exchange in accordance with this Article I through the Exchange Agent, shares of Parent Common Stock (in certificated or book-entry form) to be delivered as the Merger Consideration (the “Exchange Fund”). Immediately following the Effective Time, Parent shall instruct the Exchange Agent to timely pay the Merger Consideration and such other amounts in accordance with this Agreement.

(b) Exchange Procedures. At the Closing, the Exchange Agent shall provide the Company with instructions for use by SIS Holdings LP, the sole stockholder of Company Stock (the “Company Stockholder”) to complete a letter of transmittal and instructions, which shall be in customary form (the “Letter of Transmittal”), effectuate the surrender, or deemed surrender pursuant to the terms of the Letter of Transmittal, of the Company Stockholder’s Company Stock and to receive in exchange therefor the Per Share Merger Consideration in book-entry form (unless certificates representing Merger Shares are otherwise requested by the Company Stockholder).

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Stock with respect to the Per Share Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Stock shall surrender such Company Stock, in accordance with Section 1.6(b). Subject to applicable law, following surrender of such Company Stock, Parent shall promptly deliver to the record holders thereof, without interest, the Per Share Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares.

(d) [Intentionally Omitted].

(e) Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(e), such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(g) Legends. The shares of Parent Common Stock issued as Merger Consideration pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any State, and each certificate evidencing any such shares of Parent Common Stock shall bear a restrictive legend substantially in the following form (subject to appropriate modification to give effect to any reverse stock split or name change permitted by this Agreement):

THE SHARES, PAR VALUE $0.001 PER SHARE, OF THE COMPANY EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

1.7 [Intentionally Omitted].

1.8 Tax Consequences. It is intended by the Parties that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will use their reasonable best efforts to take all such lawful and necessary action.

1.10 [Intentionally Omitted].

1.11 Payment of Expenses.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company or the Stockholders up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the transactions contemplated hereby (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall pay or cause the Surviving Corporation to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three (3) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all third party fees and expenses incurred by Parent and Merger Sub up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to Parent and Merger Sub incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of Parent and Merger Sub for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the transactions contemplated hereby, including any financing related to the transactions contemplated hereby (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses.

(c) From the date hereof through the Closing Date, all reasonable, documented, out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby that are payable prior to Closing by Parent or Merger Sub (including, but not limited to, HSR and SEC filings fees) shall be paid by the Company and deemed part of Outstanding Company Expenses, provided, that, in the event this Agreement is terminated and the Closing does not occur, the Company shall only be responsible for any such expenses in the event this Agreement is terminated by Parent pursuant to Section 7.1(e).

1.12 Support Agreements. The Company Stockholder as well as the stockholder of Parent identified on Schedule 1.12 attached hereto (collectively, the “Supporting Stockholders”) have agreed to enter into support agreements with the Company and Parent (the “Stockholder Support Agreements”) simultaneously with the execution and delivery of this Agreement, pursuant to which each of the Supporting Stockholders agrees to, among other things, vote all of the shares of Company Stock and Parent Stock beneficially owned by such respective Supporting Stockholder in favor of the Merger.

1.13 Convertible Notes. Concurrently herewith, the Company has consummated the issuance of 5% Convertible Senior Notes bearing an aggregate principal amount equal to fifty million dollars ($50,000,000) (the “Convertible Senior Notes”), the governing Note Issuance Agreement for which contemplates the additional issuance by the Company to the holders of the Convertible Senior Notes (the “Convertible Note Holders”) at Closing of additional Convertible Senior Notes bearing an aggregate principal amount equal to twenty five million dollars ($25,000,000) (the “Additional Notes Issuance”) with the option, in the Convertible Note Holders’ sole discretion, to purchase within twelve months after the date hereof additional Convertible Senior Notes bearing an aggregate principal amount equal to twenty five million dollars ($25,000,000). The Company has delivered to Parent true, complete and correct copies of the documentation governing such Convertible Senior Notes, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “Convertible Note Documents”). At the Effective Time, Parent shall assume or guarantee all of the Company’s obligations pursuant to the Convertible Note Documents which provide that, upon such assumption or guarantee, the Convertible Senior Notes shall convert into the right to acquire upon conversion thereof the number of shares of Parent Common Stock (rounded in accordance with the provisions of the Convertible Note Documents) determined by multiplying the number of shares of Company Stock subject to the Convertible Senior Notes by the conversion ratio set forth in the Convertible Note Documents.

1.14 Repayment of Debt. At Closing, Parent shall pay in full all amounts due and outstanding under the Parent Debt as of immediately prior to the Closing Date.

Article II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in the schedules delivered by Company to Parent and Merger Sub in connection with this Agreement (the “Company Schedules”), Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended (if applicable) and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As of the Agreement Date, each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) As of the Agreement Date, the Company has no direct or indirect subsidiaries other than those listed in Schedule 2.2 (the “Subsidiaries”) and the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is a company duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Stock. Other than Company Stock, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company and the number of shares of Company Stock owned by each stockholder, as of the Agreement Date.

(b) Except as set forth in Schedule 2.3(b) hereto or contemplated pursuant to the Convertible Note Documents, as of the Agreement Date, no shares of Company Stock are reserved for issuance upon the exercise of outstanding options, convertible notes, warrants or other rights to purchase Company Stock.

(c) Except as set forth in Schedule 2.3(a), Schedule 2.3(b), and Schedule 2.3(c) or contemplated pursuant to the Convertible Note Documents, as of the Agreement Date, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement or the Convertible Note Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as provided for in this Agreement or the Convertible Note Documents, or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as set forth in Schedule 2.3(e) or the Convertible Note Documents, none of the securities or rights of the Company convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Company Stock (including any options or warrants), contains any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as a whole.

(f) All outstanding shares of Company Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Charter Documents. Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(g) As of the Agreement Date, no outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and its stockholders as required by the Charter Documents of the Company). The consummation by the Company of the transactions contemplated hereby (including the Merger) has been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and, prior to the Closing, its stockholders as required by the DGCL). No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement or any Ancillary Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 2.5(a), the execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the Company Stockholder Approval, (iv) for the filing of the Certificate of Merger, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Parent, or (y) prevent the consummation of the Merger or otherwise prevent the Company from performing its material obligations under this Agreement on a timely basis.

2.6 Compliance. During the period beginning two (2) years prior to the Agreement Date and ending on the Agreement Date (the “Lookback Period”), the Company and each of its Subsidiaries has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. During the Lookback Period, the businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in violation of any Legal Requirements, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, during the Lookback Period, no written notice of non-compliance with any Legal Requirements, that has not since been resolved, has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person), except for written notices of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended 2019 and 2020 (the “Unaudited Financial Statements” or “Financial Statements”).

(b) Subject to normal audit adjustments and the absence of footnotes, the Financial Statements were prepared in all material respects in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated.

(c) [Reserved].

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company reflected in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Company’s knowledge, are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the Agreement Date except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company as of the Agreement Date.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet or in the related notes to the Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Financial Statements or in the notes to the most recent Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Financial Statement, (iii) liabilities disclosed in Schedule 2.8 and (iv) liabilities which are not, individually or in the aggregate, material to the Company.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since January 1, 2021 until the execution and delivery of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) except as set forth on Schedule 2.9(iv), any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plan, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or pursuant to any Plan, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) except as set forth on Schedule 2.9(v), entry by the Company or any of its Subsidiaries into any licensing or other agreement or amendment to an agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, or (viii) except as set forth on Schedule 2.9(viii), any material revaluation by the Company or any of its Subsidiaries of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, during the Lookback Period there have not been any claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and which have not since been resolved or settled.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material Plans as of the Agreement Date. For purposes of this Agreement, “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities.

(b) As set forth in Schedule 2.11(b), with respect to each Plan, the Company has made available to Parent, where applicable and to the extent available, (i) a true and complete copy of the current Plan documents and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii)  copies of the most recently received Internal Revenue Service (“IRS”) determination, opinion or advisory letter for each such Plan, and (iv) any material nonroutine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. The Company has no express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Plan has been maintained and administered in compliance, in all material respects, with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions, premiums and other similar payments required to be made with respect to each Plan as of the Agreement Date have been made or, if not yet due, are reflected in the financial statements and records of the Company and its Subsidiaries to the extent required by U.S. GAAP.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan.

(e) Except as disclosed in Schedule 2.11(e), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent or the Surviving Corporation (other than ordinary administration expenses, ordinary investment fund liquidation charges, early withdrawal penalties and amounts payable for benefits accrued but not yet paid).

(f) Except as disclosed in Schedule 2.11(f) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in any amount paid or payable being classified as an “excess parachute payment” under Section 280G of the Code.

(g) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA. For purposes of Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(h) Except as disclosed in Schedule 2.11(h) hereto, none of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide medical or death benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder (or similar state law).

(i) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has (i)  received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust. There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and to the knowledge of the Company no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance, in all material respects, with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

2.12 Labor Matters. Except as disclosed in Schedule 2.12(c) hereto:

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and (ii) there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) To the knowledge of the Company, as of the Agreement Date, none of the officers of the Company or its Subsidiaries has indicated an intent to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and such individuals.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, (ii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(e) To the Company’s knowledge, prior to the Agreement Date, the Company has not experienced any material employment-related liability with respect to or arising out of COVID-19 or any Legal Requirement, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. Prior to the Agreement Date there have been no furloughs, layoffs, or salary reductions affecting any employee of the Company or any Subsidiary as a result of or in response to COVID-19.

2.13 Restrictions on Business Activities. Except as set forth in the Convertible Note Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) Neither the Company nor any Subsidiary owns any real property. As of the Agreement Date there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire any material interest in real property.

(b) All leases of material real property held by the Company and its Subsidiaries, and all material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list, as of the Agreement Date, of all leases of material real property and Personal Property held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Financial Statements or in Schedule 2.14(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company and its Subsidiaries.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others material real property or Personal Property are valid and effective in accordance with their respective terms, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general principles of equity and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the Agreement Date, except such Returns that are not material to the Company and its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries that is currently pending and remains unresolved has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its Subsidiaries has any material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the transactions contemplated by this Agreement.

(vii) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are and at all times during the Lookback Period have been in compliance in all material respects with applicable Environmental Laws (as defined below); (ii) none of the Company or its Subsidiaries or, to the knowledge of the Company, any third party has, caused any properties currently leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below) in violation of applicable Environmental Law; (iii) to the Company’s knowledge the properties formerly leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the Agreement Date, none of the Company or its Subsidiaries has received written notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the Agreement Date, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) as of the Agreement Date, none of the Company or its Subsidiaries is subject to any orders, decrees, or injunctions with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18(a)(i) hereto contains a true, correct and complete list of all Company Registered Intellectual Property that is owned or purported to be owned by the Company, as of the Agreement Date (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar). Schedule 2.18(a)(ii) sets forth all contracts or agreements to use any material Company Licensed Intellectual Property, including for Software or Business Systems of any other person (other than (1) licenses to standard, commercially available, “off-the-shelf” Software or Software services (including open source licenses), (2) standard employee agreements and standard consulting agreements containing background licenses; and (3) non-exclusive licenses granted to the Company in the ordinary course (each of the agreements in clauses (1)-(3), the “Standard Inbound IP Agreements”)). To the knowledge of the Company, the Company Intellectual Property together with the Company Licensed Intellectual Property constitutes all of the material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) To the knowledge of the Company, the Company owns or has rights to use all Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as disclosed in Schedule 2.18 hereto, to the knowledge of the Company, the Company owns and has good and exclusive title to each material item of Company Intellectual Property free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) during the Lookback Period, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition under the laws of any jurisdiction, (ii) the Company Intellectual Property has not during the Lookback Period and does not infringe or misappropriate the Intellectual Property of any third party, (iii) the Company has not during the Lookback Period received any claims or threats in writing from third parties alleging any such infringement, misappropriation or unfair competition and (iv) no third party has during the Lookback Period materially infringed or misappropriated any Company Intellectual Property.

(e) Except as disclosed in Schedule 2.18(e) hereto, the Company has taken and takes commercially reasonable actions to maintain and protect its material Intellectual Property rights, including the secrecy of its trade secrets and other confidential information. The Company has not disclosed any trade secrets or other material confidential information that relates to the Company Products or is otherwise material to the business of the Company to any other person other than subject to written or implied confidentiality obligations.

(f) All persons that are employees or independent contractors of the Company who have created, whether solely or jointly with other employees or independent contractors of the Company, any material Company Intellectual Property have executed written agreements with the Company, substantially in the form made available to Parent, and pursuant to which such persons assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. To the knowledge of the Company, such agreements are valid and enforceable. To the knowledge of the Company, all persons employed or engaged by predecessor owners of material Company Intellectual Property who contributed to the creation of such Company Intellectual Property other than works of authorship that became owned by such predecessor owner as works made for hire have executed written agreements with such predecessor owners pursuant to which such persons assigned to the applicable predecessor owner all of their entire right, title and interest to such Intellectual Property.

(g) Neither the Company nor, to the knowledge of the Company, any other person is in material breach or in material default of any agreement specified in Schedule 2.18.

(h) To the knowledge of the Company, there are no current unresolved material defects, technical concerns or problems in any of the Company Products which are not of the type that are capable of being remediated in the ordinary course of business.

(i) With respect to Business Systems which do not constitute Company Products (the “IT Systems”), the Company owns, leases, licenses, or to the knowledge of the Company otherwise has the legal right to use all such IT Systems, and such IT Systems are reasonably sufficient for the current needs of the business of the Company. The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the knowledge of the Company, during the Lookback Period and as of the Agreement Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j) The Company is currently, and at all times during the Lookback Period was, in material compliance with (i) all applicable Privacy/Data Security Laws, (ii) any applicable public facing privacy policies of the Company concerning the collection, dissemination, storage or use of Personal Information, (iii) industry standards to which the Company publicly purports to adhere, and (iv)  contractual commitments that the Company has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company has implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s employees and contractors with access to or control over Personal Information or Business Data receive reasonable training on information security issues. During the past three (3) years and as of the Agreement Date, the Company has not (x) to the knowledge of the Company, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data which would require notification to a Governmental Authority or any customer or other individual; or (y)  received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, nor, to the knowledge of the Company has it been the subject of any such audits, proceedings or investigations, or received any material claims regarding the violation of any applicable Data Security Requirements, and, to the knowledge of the Company, there is no reasonable basis for the same.

(k) Except as set forth on Schedule 2.18(k) hereto, the Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(l) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the Agreement Date, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that provided payments to the Company or any of its Subsidiaries in excess of $100,000 in 2020 in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries made an expenditure in excess of $75,000 in 2020 (other than any Company Contract of employment), (y) the Convertible Note Documents, and (z) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof from an Insider by the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $100,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $150,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the exclusive sale or distribution of, any product or service of the Company or any Subsidiary;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with the SEC or any similar Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the Company or any of its Subsidiaries made annual lease payments of greater than $75,000 in 2020 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries);

(xi) any Company Contract relating to the purchase of engineering or design services that involve more than $100,000 in annual payments, other than those contracts and agreements that have been fully performed and under which no further services are due;

(xii) any Company Contract involving use of any Company Licensed Intellectual Property required to be listed in Schedule 2.18(a)(ii);

(xiii) any Company Contract which involves the license or grant of rights to Company Intellectual Property by the Company (other than (A) non-exclusive licenses granted by the Company in the ordinary course and (B) non-disclosure and confidentiality agreements entered in the ordinary course);

(xiv) any Company Contract under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting the Company’s ability to conduct business anywhere in the world; and

(xv) any agreement for the development of material Company Intellectual Property for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Parent).

(b) Each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and substantially complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c) Except for payment delays in the ordinary course and as set forth in Schedule 2.19, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, in each case, which breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(d) As of the Agreement Date and to the Company’s knowledge, all Material Company Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic.

2.20 Insurance. Schedule 2.20 sets forth, as of the Agreement Date, the Company’s and its Subsidiaries’ material Insurance Policies. The coverages provided by the Company’s and its Subsidiaries’ Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Material Company Contracts.

2.21 Governmental Actions/Filings.

(a) The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their businesses (as presently conducted) or used or held for use by the Company and its Subsidiaries, except for any of the foregoing that if not granted, held or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in substantial compliance in all material respects with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b) To the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent in all material respects with current practice.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand.

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of the Company.

2.24 Company Stockholder Approval. The approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby, by the holders of Company Stock requires the affirmative vote of the Company Stockholder. The Company Stockholder Approval is the only vote of holders of Company Stock necessary to approve this Agreement, the Merger, and the other transactions contemplated hereby. The affirmative vote of the Company Stockholder will be sufficient to obtain the Company Stockholder Approval.

2.25 Customers and Suppliers.

(a) A list of the top ten (10) customers (by revenue) of the Company, for the fiscal year ended 2020 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company by each Material Customer during each such period, has been provided to Parent. Except as set forth in Schedule 2.25(a), as of the Agreement Date, no such Material Customer has expressed to the Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer. As of the Agreement Date, no Material Customer has asserted or, to the knowledge of the Company, threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) A list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company (i) for the fiscal year ended 2020 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company during each such period, has been provided to Parent. Except as set forth in Schedule 2.25(b), no Material Supplier is the sole source of the goods or services supplied by such Material Supplier.

2.26 Information Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Information Statement will, as of the date the Information Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholder, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or their respective Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

2.27 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article II (as modified by the Company Schedules) and in any Ancillary Agreement, neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Sub or any of their respective representatives, except as expressly set forth in Article III (as modified by the Parent Schedules), in any Ancillary Agreement, or in any Parent SEC Report.

2.28 Independent Investigation; No Reliance. The Company has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent and Merger Sub, which investigation, review and analysis was conducted by the Company and its Affiliates and, to the extent deemed appropriate by them, by representatives of the Company. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of Parent and Merger Sub expressly set forth in Article III of this Agreement and Parent and Merger Sub expressly set forth in any Ancillary Agreement. The Company further acknowledges and agrees with the representations and warranties of Parent and Merger Sub set forth in Section 3.24.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in the schedules delivered by Parent and Merger Sub to the Company in connection with this Agreement (the “Parent Schedules”), each of Parent and Merger Sub represents and warrants to the Company as follows:

3.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. As of the Agreement Date, each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1(b).

3.2 Subsidiaries. As of the Agreement Date, Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub, and Merger Sub has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Stock”), of which 13,757,550 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c) Except as set forth in Section 3.3(a), Section 3.3(b), Schedule 3.3(b), or Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Sub on any matter.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any equity security of any class of the Parent Stock or any equity securities of Merger Sub.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) As of the Agreement Date, no outstanding shares of Parent Stock or equity securities of Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or Merger Sub.

(g) Except as disclosed in Schedule 3.3(g) hereto, neither Parent nor Merger Sub owns or has the right to acquire any securities of the Company.

(h) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable, free and clear of all Liens.

(i) The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each Ancillary Agreement that Parent and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, subject to approval by its stockholders, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and the Ancillary Agreements to which it is party by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective boards of directors and, prior to the Closing, its stockholders as required by the DGCL and any other Legal Requirement). No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the applicable Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, other than the approval of the Parent Stockholder. This Agreement and the applicable Ancillary Agreements has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement or any Ancillary Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub (other than Permitted Liens) pursuant to, any Parent Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contracts, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, (iv) for the approval of the Parent Stockholder in accordance with Section 5.1, (v) for the filing of the Certificate of Merger, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or Merger Sub, or (y) prevent the consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement on a timely basis.

3.6 Compliance. During the Lookback Period, each of Parent and Merger Sub has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. During the Lookback Period, the businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, during the Lookback Period, no written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub (and Parent has no knowledge of any such notice delivered to any other Person).

3.7 Parent SEC Reports and Financial Statements.

(a) The Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC within the last two (2) years (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the Agreement Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and Merger Sub as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of Parent, as of the Agreement Date, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date.

(f) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and Merger Sub reflected in the Parent Financial Statements: (i) to Parent’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (ii) to Parent’s knowledge, are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the Agreement Date except to the extent set forth in such balance sheet contained therein, and (iii) are not the subject of any actions or proceedings brought by or on behalf of Parent or Merger Sub as of the Agreement Date.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, neither Parent nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent or Merger Sub, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of Parent’s or Merger Sub’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement until the execution and delivery of this Agreement, there has not been: (i) any Material Adverse Effect on Parent or Merger Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by Parent or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, or (viii) any material revaluation by Parent or Merger Sub of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or Merger Sub.

3.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened in writing against either Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Neither Parent nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Merger Sub was created for the purpose of facilitating the Merger and has not conducted any prior business activities, other than any such activities incidental to consummating the Merger. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub, or the conduct of business by Parent or Merger Sub.

3.14 Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, as of the Agreement Date there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) Each of Parent and Merger Sub has timely filed all Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the Agreement Date, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and Merger Sub has paid all material Taxes shown to be due and payable on such Returns.

(b) All material Taxes that Parent and Merger Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) Neither Parent nor Merger Sub has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent or Merger Sub that is currently pending and remains unresolved has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Sub or any representative thereof.

(f) Neither Parent nor Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Merger Sub is a newly formed entity with no assets or liabilities (other than rights and obligations pursuant to this Agreement). Parent owns one hundred percent (100%) of the capital stock and any other equity interests in Merger Sub.

(h) Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Sub, taken as a whole: (i) Parent and Merger Sub have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or Merger Sub or, the knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Sub to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Sub were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Sub; (iv) as of the Agreement Date, neither Parent nor Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the Agreement Date, neither Parent nor Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Sub may be in material violation of or have material liability under any Environmental Law; and (vii) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.18 Brokers. Except as set forth in Schedule 3.18, neither Parent nor Merger Sub has incurred, and neither will incur, and neither has entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Surviving Corporation or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date or as set forth on Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Sub on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts as of the Agreement Date are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date, each Parent Contract is in full force and effect, and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore made available to the Company or Company counsel.

(c) Neither Parent or Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

3.20 Insurance. Neither Parent nor Merger Sub maintains any Insurance Policy.

3.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of Parent or Merger Sub or a member of his or her immediate family is indebted to Parent or Merger Sub nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub; and (b) to Parent’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Parent or Merger Sub (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22 Board and Stockholder Approval. The board of directors of each of Parent and Merger Sub has, as of the Agreement Date, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of Parent and Merger Sub and (ii) determined that the Merger is in the best interests of the stockholders of Parent and Merger Sub. The sole stockholder of the Merger Sub has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements. The approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby, by the holders of Parent Stock requires the affirmative vote of the Parent Stockholder identified on Schedule 1.12. The Parent Stockholder Approval is the only vote of holders of Parent Stock necessary to approve this Agreement, the Merger, and the other transactions contemplated hereby. The affirmative vote of the Parent Stockholder identified on Schedule 1.12 will be sufficient to obtain the Parent Stockholder Approval.

3.23 Information Statement. None of the information relating to the Parent, Merger Sub or any of their Subsidiaries supplied by Parent, or by any other Person acting on behalf of Parent at its direction, in writing specifically for inclusion in the Information Statement will, as of the date the Information Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholder, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no warranty or representation is made by Parent or Merger Sub with respect to (i) statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

3.24 No Additional Representations and Warranties; Independent Investigation. Except as otherwise expressly provided in this Article III (as modified by the Parent Schedules) and in any Ancillary Agreement, neither Parent, Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, Merger Sub, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Subsidiary and the transactions contemplated herein, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Company and any Subsidiary and other information that they have requested in connection with their investigation of the Company and its Subsidiary and the transactions contemplated herein. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Subsidiary or any of their respective representatives, except as expressly set forth in Article II (as modified by the Company Schedules) and in any Ancillary Agreement.

3.25 Independent Investigation; No Reliance. Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by Parent, Merger Sub and their respective Affiliates and, to the extent deemed appropriate by them, by representatives of Parent or Merger Sub. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of the Company expressly set forth in Article II of this Agreement and in any Ancillary Agreement. Parent and Merger Sub each further acknowledges and agrees with the representations and warranties of the Company set forth in Section 2.27.

Article IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company, Parent and Merger Sub. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, Parent and Merger Sub shall, except to the extent that Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) shall otherwise consent in writing (in either case, which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 4.1 of the Company Schedules or the Parent Schedules (“Schedule 4.1”) or as contemplated by this Agreement or the Convertible Note Documents or as required by applicable law (including as may be compelled by any Governmental Entity), use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except as expressly contemplated by Schedule 4.1) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. Notwithstanding the foregoing provisions of this Section 4.1, each Party shall be deemed not to have failed to satisfy its obligations under this Section 4.1 to the extent such failure resulted, directly or indirectly, from such Party’s failure to take any action prohibited by (a) through (v) below, where consent for such action hereunder was requested in writing and not given by the other Party. In addition, but subject to the foregoing exceptions, without the prior written consent of Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) (in either case, which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as set forth in Schedule 4.1, each of the Company (on its behalf and on behalf of its Subsidiaries), Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing, on the Agreement Date and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided, that, the foregoing shall not prohibit any such actions occurring solely as between the Company and one or more of its Subsidiaries or between two or more of the Subsidiaries of the Company;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company or Parent, except, in the case of the Company, pursuant to the terms of a Plan outstanding on the Agreement Date in accordance with the applicable terms as of the Agreement Date;

(f) Issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities; provided, that, the foregoing shall not restrict the issuance of shares of Company Stock (or other class of equity security of the Company, as applicable) or Convertible Senior Notes pursuant to the terms of the Convertible Note Documents, in each case in accordance with the applicable terms of such documents as of the Agreement Date;

(g) Amend its Charter Documents in a manner that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby, adversely affect the business, equity or assets of the Company, or otherwise in a manner that would be adverse to Parent or the stockholders of the Company;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Parent or the Company and its Subsidiaries, taken as a whole, as applicable, or, unless in the ordinary course of business, enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services to other Persons, provided, that, the foregoing shall not prohibit the Company or any of its Subsidiaries from entering into capital leases or engaging in capital expenditures with respect to equipment in an amount not to exceed $3,000,000 (“Permitted Capital Leases”). For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Information Statement;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) licenses or sales in the ordinary course of business consistent with past practice, (B) the incurrence of Permitted Liens, (C) pursuant to existing Company Contracts delivered or made available to Parent and (D) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party (measured with all of its Subsidiaries, taken as a whole), provided, that, the foregoing shall not prohibit any such licenses or transfers occurring solely as between the Company and one or more of its Subsidiaries or between two or more of the Subsidiaries of the Company;

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), issuances of Convertible Senior Notes pursuant to the Convertible Note Documents, incurrence of Permitted Capital Leases or as set forth on Schedule 4.1(j), incur any indebtedness for borrowed money (other than indebtedness incurred solely as between the Company and one or more of its Subsidiaries or between two or more of the Subsidiaries of the Company) or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as otherwise required by applicable law or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries or as otherwise permitted under this Agreement, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement, other than in each case in the ordinary course of business consistent with past practice, (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the Agreement Date) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Company Financial Statements or in the most recent Parent SEC Reports, as applicable, or incurred since the date of such financial statements, or, in the case of the Company, would require any payment by the Company or a Company Subsidiary in an amount less than $100,000 individually or $500,000 in the aggregate, (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in each case in the ordinary course of business consistent with past practices, modify in a manner materially adverse to the Company, Parent or Merger Sub, as applicable, or terminate (other than in accordance with its terms) any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices or incurrence of Permitted Capital Leases, incur or enter into any agreement, contract or commitment requiring such party to pay, in the case of the Company in excess of $500,000 in any 12 month period and, in the case of Parent, in excess of $50,000 in any 12 month period;

(p) Settle any material litigation where the consideration given by the Party is other than monetary, or to which an officer, director or employee of such Person is a party in his or her capacity as such;

(q) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for Tax purposes or prepare or file any Return in a manner materially inconsistent with past practice;

(r) [Intentionally Omitted];

(s) Permit, in the case of the Company, the Company, any Subsidiary of Company or the administrator of any Plan of the Company or its Subsidiaries or, in the case of Parent or Merger Sub, Parent, Merger Sub or any of their respective Subsidiaries or the administrator of any Plan of Parent, Merger Sub or any of their respective Subsidiaries, to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plan, except as contemplated by this Agreement;

(t) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such material transactions, distributions or advancements by a Subsidiary of the Company to the Company or vice versa or by a Subsidiary of the Company to another Subsidiary of the Company;

(u) With respect to Parent, hire any Person to be employed by Parent; or

(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through 4.1(u) above;

provided that, during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company and its Subsidiaries, may, in connection with the coronavirus (COVID-19) pandemic, take the actions described in clauses (b), (c), (i), (j), (l), (m) and (o) of Section 4.1 solely to the extent the Company reasonably determines in good faith that such actions as are reasonably necessary (1) to protect the health and safety of their respective employees and other individuals with whom they have business dealings, (2) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, or (3) otherwise mitigate what would otherwise result in material adverse financial or operational impact to the Company as determined in the reasonable judgment of the Company’s management.

Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control the Company or any of the Company Subsidiaries or direct the business or operations of the Company or any of the Company Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control Parent or any of the Parent Subsidiaries or direct the business or operations of Parent or any of the Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries (if any). Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place the Company or Parent in violation of any rule, regulation or policy of any Governmental Entity or applicable Legal Requirements.

4.2 Confidentiality; Access to Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, effective as of December 29, 2020 (the “Confidentiality Agreement”), by and between the Company and Parent, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2(b) hereof.

(b) Access to Information.

(i) Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further that any such access shall be subject to and limited to the extent the Company reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(ii) Except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and personnel of Parent and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Sub, as the Company may reasonably request; provided, that any such access shall be subject to and limited to the extent that Parent reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of Parent or Merger Sub. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

4.3 No Solicitation. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, other than as contemplated by this Agreement or the Convertible Note Documents or with the express written consent of the other party, (a) the Company will not, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3 of the Parent Schedules), recapitalization, or similar transaction involving the Company (“Company Competing Transaction”), and (b) each of Parent and Merger Sub will not, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction (“Parent Competing Transaction”). In addition, (i) the Company will, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction and (ii) each of Parent and Merger Sub will, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. The Company will promptly (and in any event within two (2) Business Days of receipt) notify Parent if it receives, or if any of its or its controlled Affiliates, employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a Company Competing Transaction after the Agreement Date. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to this Agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Competing Transaction for as long as this Agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 4.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury.

4.4 Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month including a balance sheet, statement of operations, statement of cash flows, and statement of shareholders’ equity, that are certified as correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated therein or in the notes thereto), and fairly presenting in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows for the period indicated, except that such financial statements need not contain notes and may be subject to normal adjustments that are not expected to be material to the Company.

4.5 Access to Financial Information. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements and the financial information furnished pursuant to Section 4.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements or such information.

4.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but in any event prior to the Outside Date, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including, unless otherwise agreed by the Parties, the consents referred to in Schedule 4.6, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the obtaining of additional Lock-Up Agreements, or similar agreements, from holders of outstanding Company Stock, and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (1) nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (2) in no event shall Parent, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Merger.

Article V

ADDITIONAL AGREEMENTS

5.1 Information Statement; Special Meeting.

(a) As promptly as reasonably practicable following the execution of this Agreement (but in any event within three (3) Business Days after the date hereof), and in lieu of calling a meeting of the Parent Stockholder, Parent shall submit the form of irrevocable written consent attached hereto as Exhibit A to the stockholders of Parent identified on Schedule 1.12 (such written consent, as duly executed and delivered by such Parent Stockholder, the “Parent Stockholder Written Consent”). As soon as practicable upon receipt of the Parent Stockholder Written Consent by the corporate secretary of Parent, Parent will provide the Company with a facsimile copy of such Parent Stockholder Written Consent, certified as true and complete by the corporate secretary of Parent. In connection with the Parent Stockholder Written Consent, Parent shall take all actions necessary to comply, and shall comply in all respects, with the requirements of the DGCL and the applicable provisions of Parent’s Charter Documents.

(b) As promptly as practicable following the delivery to Parent of the Audited Financial Statements in accordance with Section 5.21, Parent shall prepare and file with the SEC (i) a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act (such information statement, including any amendment or supplement thereto, the “Information Statement”) containing the information specified in Schedule 14C under the Exchange Act concerning the Parent Stockholder Written Consent, the Merger and the other transactions contemplated hereby and (ii) the notice of action by written consent required by the DGCL and the Charter Documents of Parent. The Information Statement shall also be used for the purpose of soliciting proxies from the Parent Stockholder to vote in favor of (i) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including the change of the name of Parent to “Appgate, Inc.”, an increase in the number of authorized shares of Parent Common Stock to 270 million and other mutually agreed upon changes to Parent’s capitalization structure and such other amendments proposed by the Company that are reasonably acceptable to Parent (the “Charter Amendments Proposals”), (ii) the adoption of the Parent Plan (the “Plan Proposal”), and (iii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, including an adjournment proposal (together with the Charter Amendments Proposals and Plan Proposal, the “Stockholder Matters”) at a meeting of the Parent Stockholder to be called and held for such purpose (the “Special Meeting”). Without the prior written consent of the Company, the Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent Stockholder at the Special Meeting. The Parent Plan shall provide for the total number of shares of Parent Common Stock listed on Schedule 1.5(a) (or such other number of shares as Parent and the Company may otherwise agree following the Agreement Date) to be reserved for issuance pursuant to the Parent Plan which may include a customary evergreen provision. The Company shall promptly furnish to Parent all information concerning the Company as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the Company. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Parent Stockholder, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Parent Stockholder. All filing fees relating to the Information Statement shall be paid by the Company.

(c) Each of the Company, Parent and Merger Sub shall use their reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the Parent Stockholder, in each case as promptly as practicable, and in any event within two (2) Business Days, after the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the ten (10)-day period after filing in the event the SEC does not review the Information Statement.

5.2 Directors and Officers of Parent and the Company After Merger. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such member or officer is included on Schedule 5.2 of the Parent Schedules (“Schedule 5.2”), (b) the number of directors constituting the board of directors of Parent shall be between nine (9) and fifteen (15), with the exact number to be determined by the Company Stockholder and (c) the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

5.3 HSR Act. If required pursuant to the HSR Act, as promptly as practicable but in no event later than fifteen (15) Business Days after the Agreement Date, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. The Company shall pay the fees associated with the filings required under the HSR Act.

5.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Thereafter, prior to the Closing (or the earlier termination of this Agreement in accordance with Article VII), Parent and the Company shall use commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to this Agreement or the transactions contemplated hereby, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.5.

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Merger hereunder (“Closing Press Release”), which shall be in a form reasonably acceptable to the Company. Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the Commission.

5.5 Required Information.

(a) In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Information Statement, the Closing Form 8-K, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3 applies) made by or on behalf of Parent or the Company to any Governmental Entity or other third party in connection with Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party warrants and represents to the other Party that all such information supplied by it shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Parent or the Company, the other party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Information Statement to be filed in definitive form and transmitted to all stockholders of Parent.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d) Prior to the Closing Date, the Company and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Authority, and (ii) after the receipt by it of any written or oral comments of the Governmental Authority on, or of any written or oral request by the Governmental Authority for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Authority with respect to any of the foregoing filings or submissions. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Authority. All correspondence and communications to the Governmental Authority made by Parent or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Effective Time without the consent of Parent. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

5.7 [Intentionally Omitted].

5.8 Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied, or (b) would require any amendment or supplement to any Reviewable Document.

5.9 Securities Listing. At such time as Parent becomes eligible after the Effective Time, Parent shall use reasonable best efforts (including paying all applicable listing fees) to cause the shares of Parent Common Stock (including those shares issued as Merger Consideration and those shares issuable upon conversion of the Convertible Senior Notes) to be approved for listing on Nasdaq, subject to official notice of issuance. Prior to the Effective Time, the Company shall reasonably cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.

5.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of (i) the Company or any of its Subsidiaries under applicable Law or as provided in the Charter Documents of the Company and its Subsidiaries or in any indemnification agreements and (ii) the Parent or Merger Sub under applicable Law or as provided in the Charter Documents of the Company and its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) At the Effective Time, Parent shall obtain a “tail” insurance policy that provides coverage for at least a six-year period from the Closing Date, for the benefit of the current officers and directors of Parent with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement and the operations and activities of the Company and its Subsidiaries (the “D&O Tail Insurance”), with coverage and amounts and containing terms and conditions that are customary and prudent under the circumstances. The premium for such D&O Tail Insurance shall be paid for by Parent. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and shall honor, and cause its Subsidiaries and Affiliates to honor, all obligations thereunder.

(c) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Parent’s Board after the Closing Date who served on the Company’s Board immediately prior to the Closing Date.

5.11 Insider Loans. The Company shall cause each executive officer of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

5.12 [Intentionally Omitted].

5.13 Employee Benefit Matters.

(a) Parent shall, or shall cause the Company to, provide the employees of the Company who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by Parent or the Company (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Closing Date with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall, or shall cause the Company to, use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Parent shall, or cause the Company to, honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing Date.

(b) Parent shall, or shall cause the Company to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms or with the consent of the applicant participant(s) therein.

(c) The provisions of this Section 5.13 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company or Parent and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

5.14 Board of Directors. Prior to the Closing Date, Parent and the Company shall take all action necessary so that immediately after the Effective Time, the board of directors of Parent shall be comprised of the individuals identified on Schedule 5.2 of the Parent Schedules for the class of director set forth opposite the name of such individual.

5.15 Lock-Up Agreement. Prior to the Closing Date, the Company Stockholder and the Parent Stockholder identified in Schedule 5.15(a) will agree not to transfer the shares of Parent Common Stock, whether owned prior to the Effective Time or received hereunder as Per Share Merger Consideration, pursuant to the terms set forth in the lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”).

5.16 Registration Rights Agreement. Prior to the Closing Date, Parent shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”) pursuant to which the Company Stockholder and certain other parties thereto will be granted certain registration rights relating to the aggregate Per Share Merger Consideration to be received by them herein.

5.17 Intended Tax Treatment. On or after the Agreement Date, none of the Parties shall take (or cause their Affiliates or subsidiaries to take) any action, or fail (or cause their Affiliates or subsidiaries to fail) to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties will report the Merger on all Returns in a manner consistent with such tax treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Return for the taxable year of the Merger, and no Party will take a position inconsistent with such treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

5.18 Incentive Equity Plan / Cash Retention Pool. On the Closing Date or as soon as practicable thereafter, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld). The Parent Plan shall be effective as of the Effective Time or as soon as practicable thereafter and shall provide for an aggregate share reserve thereunder as set forth on Schedule 1.5(a).

5.19 Convertible Note Documents. The Company shall use its reasonable best efforts to maintain in full force and effect the Convertible Note Documents in accordance with the terms thereof. The Company shall provide Parent with copies of all Convertible Note Documents and shall give Parent prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the Convertible Note Documents, (B) any actual or potential failure to carry out any of the terms of any of the Convertible Note Documents, (C) any actual or threatened termination or repudiation of any of the Convertible Note Documents by any party thereto, or (D) any material dispute or disagreement between or among any of the parties to any of the Convertible Note Documents.

5.20 [Intentionally Omitted].

5.21 Audited Financials. As soon as reasonably practicable following the date hereof, the Company shall deliver to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal year ended December 31, 2019 and December 31, 2020, together with the auditor’s report thereon (the “Audited Financial Statements”); provided, that, upon delivery of such Audited Financial Statements, such financial statements shall be deemed “Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 2.7 shall be deemed to apply to such Financial Statements with the same force and effect as if made as of the Agreement Date. The Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the periods therein indicated.

5.22 Updated Capitalization Information. Immediately prior to the Closing, Parent shall deliver to the Company a written document that sets forth all of the information that Parent would have been required to include in Schedule 3.3 in order to make the representations and warranties set forth in Section 3.3 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 5.22, all references in Section 3.3 to the date of this Agreement shall be deemed to be references to the date of the Closing). Immediately prior to the Closing, the Company shall deliver to Parent a written document that sets forth all of the information that the Company would have been required to include in Schedule 2.3 in order to make the representations and warranties set forth in Section 2.3 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 5.22, all references in Section 2.3 to the date of this Agreement shall be deemed to be references to the date of the Closing). Notwithstanding the foregoing, nothing contained in this Section 5.22, including the delivery by Parent to the Company and the Company to Parent of the updated capitalization information required by this Section 5.22, shall (i) update any information contained in the Parent Schedules or the Company Schedules, (ii) modify, amend or affect any representation or warranty contained in this Agreement, (iii) permit action or non-action otherwise prohibited by Section 4.1 or (iv) be used to determine whether any condition contained in Article VI shall have been satisfied.

Article VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Stockholder Matters and Approvals. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the Parent Stockholder required under Parent’s Charter Documents and the DGCL, and the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(b) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(c) Information Statement. The Information Statement shall have been filed with the SEC in definitive form and transmitted to the Parent Stockholder in accordance with Section 5.1.

(d) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the Company Stockholder and Parent Stockholder identified in Schedule 5.15(a) and shall be in full force and effect.

(e) Stockholder Support Agreements. The Stockholder Support Agreements shall be in full force and effect and shall not have been terminated.

(f) Audited Financial Statements. The Company shall have received and delivered to Parent in accordance with Section 5.21 the Audited Financial Statements.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub (i) contained in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(e), 3.3(g), 3.3(h), 3.3(i) and 3.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article III shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with (i) all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date in all material respects and (ii) the obligations in Section 1.5(a) in all respects, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the Agreement Date which is continuing, and the Parent Closing Certificate shall include a provision to such effect.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(f) Governing Documents. The Certificate of Incorporation of Parent, reflecting the Charter Amendments Proposals and in a form reasonably acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted the Bylaws, in a form reasonably acceptable to Parent and the Company.

(g) Resignations. Other than the persons listed in Schedule 6.2(g) of the Parent Schedules, all persons shall have resigned from all of their positions and offices with Parent and Merger Sub.

(h) Supplemental Agreement. Parent shall have duly executed and delivered to the Company a supplemental agreement to that certain Note Issuance Agreement, dated as of [______], 2021 by and between the Company and the Convertible Note Holders (the “NIA”), in form and substance reasonably satisfactory to the Representative (as defined in the NIA) and the Company, providing for (i) the assumption by Parent of all of the Company’s obligations under the NIA, (ii) the substitution of Parent Common Stock for Company Stock thereunder in all respects, and (iii) the unconditional release of the Company from all of its obligations thereunder, in each case effective at the Effective Time.

(i) Convertible Senior Notes. The Additional Notes Issuance shall have occurred.

(j) Parent Debt. Without the prior written consent of the Company, no Parent Convertible Securities constituting any portion of the Parent Debt shall have been converted into any right to receive any shares of Parent Stock.

(k) Cancellation and Issuance. An officer of Parent shall certify to the reasonable satisfaction of the Company that the Cancellation and Issuance or any alternative means by which the obligations intended to be satisfied by the Cancellation and Issuance have occurred.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and the Stockholders (i) contained in Sections 2.3(a) (except the last sentence thereof), 2.3(b), 2.3(c), 2.3(e) and 2.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article II shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Corporation to own, operate or control any of the assets and operations of the Company following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the Agreement Date which is continuing, and the Company Closing Certificate shall include a provision to such effect.

(e) [Reserved].

(f) Company Stockholders Agreements. Each of the agreements set forth on Schedule 6.3(f) of the Company Schedules shall be terminated or amended as provided on such Schedule 6.3(f).

(g) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(h) Audited Financial Statements. Other than for adjustments to the Audited Financial Statements taking into account adjustments required due to the sale of the Company’s Brainspace business and the spin-out from Cyxtera Technologies, Inc. on December 31, 2019, the Audited Financial Statements shall not be different from the Unaudited Financial Statements in a manner that materially, adversely impacts the valuation of the Company.

Article VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by November 15, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and, provided, further, that, if the condition set forth in Section 6.1(f) has not been satisfied by the Outside Date but all other conditions to close have been satisfied by such date, the Company shall continue to work diligently and in good faith to satisfy such condition and take additional actions to the extent reasonably determined by the Parties to be necessary, and the Outside Date will be extended as necessary until such condition may be satisfied, but in no event later than May 15, 2022;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by Parent or Merger Sub is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or a Stockholder set forth in this Agreement, or if any representation or warranty of the Company or a Stockholder shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by the Company or a Stockholder is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement); or

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Stockholder Matters shall fail to be approved by the affirmative vote of the Parent Stockholder required under Parent’s Charter Documents and the DGCL.

7.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e), and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 4.2(a), 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

7.3 Fees and Expenses. All fees and expenses of this Agreement and the transactions contemplated hereby shall be paid by the Company, provided, that, in the event this Agreement is terminated and the Closing does not occur, the Company shall only be responsible for any such fees and expenses of Parent and Merger Sub in the event this Agreement is terminated by Parent pursuant to Section 7.1(e).

Article VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:

Newtown Lane Marketing, Incorporated

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

E-mail:  jledecky@hockeyny.com

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Cyxtera Cybersecurity, Inc.

2333 Ponce De Leon Blvd., Suite 900

Coral Gables, Florida 33134

Attention: Jeremy M. Dale

Email: Jeremy.dale@appgate.com

with a copy to:

Attention: Jeremy M. Dale

Email: Jeremy.dale@appgate.com

and

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Jaret L. Davis; Drew M. Altman, Esq.
Email: davisj@gtlaw.com; altmand@gtlaw.com

8.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives. For purposes of this Agreement:

(a) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person; provided, that, in the case of the Company, “Affiliate” shall not include Cyxtera Technologies, Inc. or any of its Subsidiaries. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Ancillary Agreements” means the Stockholder Support Agreements, the Registration Rights Agreement, the Lock-Up Agreement, and the other documents delivered pursuant to this Agreement;

(c) the term “Business Data” shall mean all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company;

(d) the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(e) the term “Business Systems” shall mean all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or controlled by the Company and used in the conduct of the business of the Company;

(f) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, including Software developed by the Company;

(g) the term “Company Licensed Intellectual Property” shall mean any Intellectual Property that is owned by a third party and licensed to the Company, including Software developed by the Company;

(h) the term “Company Products” shall mean all current versions of products or service offerings of the Company;

(i) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by the Company;

(j) the term “Company Stockholder Approval” shall mean the approval (including by written consent) of this Agreement and the Merger, by the Company Stockholder;

(k) the term “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(l) the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, or authorization, relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the handling, use, transport, treatment, storage or disposal of any Hazardous Substance; or (iii) pollution or protection of the environment or natural resources;

(m) [intentionally omitted];

(n) [intentionally omitted];

(o) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(p) the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority or similar body, domestic or foreign;

(q) the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon;

(r) the term “Insider” shall mean any individual who is an officer, director or employee of the Company or any of its Subsidiaries;

(s) the term “Insurance Policies” shall mean all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors;

(t) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (iii) Copyrights; (iv) Software; (v) domain names and uniform resource locators (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable);

(u) the term “knowledge” shall mean actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of Manuel D. Medina, Barry Field, Rene A. Rodriguez or Jeremy M. Dale, and (ii) in the case of Parent or Merger Sub, Jonathan Ledecky;

(v) the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(w) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(x) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, (A) that has a materially adverse effect on the business or overall financial condition of the Company and its Subsidiaries, taken as whole, or Parent and Merger Sub, taken together, as applicable or (B) would prevent, materially delay or materially impede the performance by the Company or Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated herein, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism, (ii) earthquakes, hurricanes, wildfires, mudslides, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any pandemic (including COVID-19), epidemic, plague or other general outbreak of illness, including any actions taken by a Governmental Entity in response thereto, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements or U.S. GAAP (or equivalent accounting practice in any other jurisdiction), (v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the Agreement Date, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vii) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (viii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, by the Company or its Subsidiaries which Parent has requested or to which it has consented, in each case, expressly in writing or which actions are expressly contemplated by this Agreement; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (viii), in the event that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate (or, in the case of clauses (i), (ii) and (iii), as compared to other industry participants in the same impacted geographic areas in which the Company and its Subsidiaries operate), the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect;

(y) “ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to the Company means actions taken by the Company or any Subsidiary that are consistent with the past usual day-to-day customs and practices of the Company or such Subsidiary in the ordinary course of operations of the business, provided any workforce reduction, work from home, quarantine, social distancing, changes in shipping arrangements, or austerity measures in relation to COVID-19 shall be considered “ordinary course of business” for purposes of this Agreement;

(z) The term “Parent Debt” shall mean all outstanding amounts due and owing by Parent under the various promissory notes issued by Parent and identified and described in Parent’s Annual Report for the fiscal year ended March 31, 2020 filed with the SEC on Form 10-K;

(aa) the term “Parent Plan” shall mean a company equity incentive plan to be adopted by Parent in connection with the transactions contemplated hereby;

(bb) the term “Parent Stockholder Approval” shall mean the approval (including by written consent) of this Agreement and the Merger, by the Parent Stockholder identified on Schedule 1.12;

(cc) the term “Patents” shall mean all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(dd) the term “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) Liens of public record, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vi) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vii) Liens created by Parent or its successors and assigns, (viii) Liens disclosed in the Company Schedules or the Parent Schedules, including those listed in Schedule 8.2(dd), (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (x) licenses to Intellectual Property granted in the ordinary course of business, (xi) Liens securing the Company’s and its Subsidiaries’ existing credit facilities and (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest;

(ee) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(ff) the term “Personal Information” shall mean (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), and (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier;

(gg) the term “Privacy/Data Security Laws” shall mean all Legal Requirements governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data;

(hh) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(ii) the term “Software” shall mean all computer software (in object code or source code format), data and databases, and related documentation and materials;

(jj) the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(kk) the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and

(ll) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Ancillary Agreements and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein or therein, including the Exhibits and Schedules hereto or thereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement, including Sections 5.10 and 8.16). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Company and its Subsidiaries may collaterally assign any of its or their rights hereunder to any of its debt financing sources. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.11 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.11.

8.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

8.14 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

8.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement (or in any Ancillary Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement or an Ancillary Agreement), including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (b) this Article VIII.

8.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party hereto, any Affiliate of any Party hereto or any of the foregoing (any of the foregoing, a “Nonparty Affiliate”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NEWTOWN LANE MARKETING, INCORPORATED

By:
Name:
Title:

NEWTOWN MERGER SUB CORP.

By:
Name:
Title:

CYXTERA CYBERSECURITY, INC.

By:
Name:
Title:

Schedule 1.5(a)

Post-Closing Holder	Share Count	% Ownership (assuming no conversion and no option plan)	% Ownership (unconverted)	% Ownership (as converted)
Appgate Shareholders	117,149,920	88.8889%	82.6667%	74.4%
Parent Plan	11,022,170	---	7.0000%	7.0%
Magnetar Capital	14,643,740	---	--	9.3%
Newtown Shareholders	14,643,740	11.1111%	10.3333%	9.3%
FULLY DILUTED SHARES (AS CONVERTED)	157,459,570	100%	100.0%	100.0%

Schedule 1.12

Parent Supporting Stockholder(s)

Ironbound Partners Fund, LLC c/o Jonathan J. Ledecky

Schedule 5.15(a)

Lock-Up Agreement Stockholder(s)

SIS Holdings LP

Ironbound Partners Fund, LLC c/o Jonathan J. Ledecky